ASSET PURCHASE AGREEMENT

                                     between

                        GENTLE DENTAL SERVICE CORPORATION

                                       and

                              BLUE OAK DENTAL GROUP



                              Dated March 31, 1997

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE I     Purchase and Sale of Assets..................................... 1

              1.01     Purchase and Sale...................................... 1
              1.02     Excluded Assets........................................ 3
              1.03     Assumption of Liabilities.............................. 3
              1.04     Purchase Price......................................... 3
              1.05     Escrow Shares.......................................... 5
              1.06     Instruments of Conveyance and Transfer................. 5
              1.07     Further Assurances..................................... 5
              1.08     Closing................................................ 6
              1.09     Sales Tax.............................................. 6
              1.10     Allocation of Purchase Price........................... 6

ARTICLE II    Representations and Warranties of GDSC.......................... 6

              2.01     Authorization.......................................... 6
              2.02     Capitalization......................................... 6
              2.03     Compliance............................................. 7
              2.04     Consents............................................... 7
              2.05     Accuracy of Representations & Warranties............... 7
              2.06     Rule 144............................................... 7

ARTICLE III   Individual Representations and Warranties of Partners........... 8

              3.01     Authority.............................................. 8
              3.02     Investment Representations............................. 8
              3.03     Access to Information.................................. 8
              3.04     Sophistication......................................... 8

ARTICLE IV    Representations and Warranties of Blue Oak and the Partners..... 9

              4.01     Organization; Authority................................ 9
              4.02     No Adverse Consequences................................ 9
              4.03     Brokers and Finders....................................10
              4.04     Litigation.............................................10
              4.05     Compliance with Laws...................................10
              4.06     Employment Matters.....................................10
              4.07     Financial Statements...................................11
              4.08     Receivables............................................12
              4.09     Prepaid Expenses and Other.............................12
              4.10     Personal Property......................................12

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                                                                            Page
                                                                            ----

              4.11     Payables...............................................12
              4.12     Indebtedness...........................................12
              4.13     Other Liabilities......................................12
              4.14     Absence of Certain Changes or Events...................12
              4.15     Leases.................................................13
              4.16     Certain Contracts and Arrangements.....................13
              4.17     Status of Contracts and Leases.........................14
              4.18     Title and Condition of Tangible Assets.................15
              4.19     Insurance..............................................15
              4.20     Taxes..................................................16
              4.21     No Restrictions........................................16
              4.22     Permits and Licenses...................................16
              4.23     Certain Payments.......................................16
              4.24     Environmental Conditions...............................16
              4.25     Consents and Approvals.................................17
              4.26     Records................................................17
              4.27     Investment Representations.............................17
              4.28     Reliance...............................................18
              4.29     Accuracy of Representations and Warranties.............18

ARTICLE V     Covenants of Blue Oak and the Partners..........................18

              5.01     Access to Properties, Books and Records................18
              5.02     Negative Covenants.....................................18
              5.03     Affirmative Covenants..................................19
              5.04     No Negotiations With Others............................20
              5.05     Profit Sharing Plan....................................20

ARTICLE VI    Joint Covenants.................................................21

              6.01     Governmental Consents..................................21
              6.02     Best Efforts; No Inconsistent Action...................21

ARTICLE VII   Conditions to Obligations of GDSC...............................21

              7.01     Governmental Approvals.................................21
              7.02     Consents...............................................21
              7.03     Representations, Warranties and Covenants..............21
              7.04     Adverse Proceedings....................................22
              7.05     No Adverse Change......................................22
              7.06     Support Services Agreement.............................22
              7.07     Option Agreement.......................................22
              7.08     Employment Agreements..................................22
              7.09     Opinion of Counsel.....................................22

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                                                                            Page
                                                                            ----

              7.10     Actions Satisfactory to GDSC's Counsel.................22

ARTICLE VIII  Conditions to Obligations of Blue Oak...........................23

              8.01     Representations, Warranties and Covenants..............23
              8.02     Adverse Proceedings....................................23
              8.03     Opinion of Counsel.....................................23
              8.04     Actions Satisfactory to Blue Oak's Counsel.............23

ARTICLE IX    Termination     ................................................23

              9.01     Right of Parties to Terminate..........................23
              9.02     Effect of Termination..................................24

ARTICLE X     Survival; Indemnification.......................................24

              10.01    Survival...............................................24
              10.02    Indemnification by Blue Oak............................24
              10.03    Indemnification by GDSC................................25
              10.04    Indemnification Procedure..............................26
              10.05    Rights Not Exclusive...................................27

ARTICLE XI    Confidentiality; Press Releases.................................27

              11.01    Confidentiality........................................27
              11.02    Press Releases.........................................28

ARTICLE XII   Other Provisions................................................28

              12.01    Benefit and Assignment.................................28
              12.02    Entire Agreement.......................................28
              12.03    Fees and Expenses......................................28
              12.04    Amendment, Waiver, etc.................................29
              12.05    Headings...............................................29
              12.06    Governing Law..........................................29
              12.07    Notices................................................29
              12.08    Breach; Equitable Relief...............................29
              12.09    Attorneys' Fees........................................30
              12.10    Counterparts...........................................30

                             INDEX OF DEFINED TERMS

Term                                                   Location of Definition
----                                                   ----------------------

1933 Act...............................................1.04-2
Assets.................................................1.01
Assumed Liabilities....................................1.04-3
Blue Oak...............................................Introduction
Blue Oak's Indemnified Persons.........................10.03-1
Closing................................................1.08
Closing Date...........................................1.08
Code...................................................4.06-2
Contracts..............................................1.01-6
Current Balance Sheet..................................4.07-1
Damages................................................10.02-1
Dental Practice........................................Introduction
Earnout Amount.........................................1.04-4
Earnout Shares.........................................1.04-4
EBITDA.................................................1.04-4
ERISA..................................................4.06-2
ERISA Plans............................................4.06-2
Environmental Law......................................4.24-3(a)
Escrow Shares..........................................1.05-1
Financial Statements...................................4.07-1
Hazardous Substance....................................4.24-3(b)
Leases.................................................1.01-5
Material Adverse Change................................Article IV Introduction
Material Adverse Effect................................Article IV Introduction
GDSC...................................................Introduction
GDSC Common Stock......................................1.04-2
GDSC's Indemnified Persons.............................10.02-1
IPO....................................................1.04-2
Partners...............................................Introduction
Permits................................................4.22
Policies...............................................4.19
Professional Corporation...............................Introduction
Profit Sharing Plan....................................5.05
Purchase Price.........................................1.04
Real Property..........................................4.15
Registration Statement.................................1.04-2
Related Documents......................................10.01
Returns................................................4.20-1
Shares.................................................2.06
Stock Price............................................1.04-2
Tangible Personal Property.............................4.10
Taxes..................................................4.20-3
Third Party Claims.....................................10.04-1(a)

                                LIST OF EXHIBITS

Exhibit                  Item                                First Reference
-------                  ----                                ---------------

     A          Assumption Agreement                              1.04-3
     A-1        Note to A. Hollis Field, Inc.                     1.04-3(a)
     A-2        Note to Blue Oak ($174,597)                       1.04-5
     A-3        Note to Blue Oak ($127,177)                       1.04-5
     B          Assignment and Bill of Sale to GDSC               1.06
     C          Assignment to Professional Corporation            1.06
     D          Support Services Agreement                        7.06
     E          Assignable Option Agreement                       7.07
     F          Employment Agreement                              7.08
     G          Addendum to Employment Agreement                  7.08
     H          Opinion of Blue Oak's Counsel                     7.09
     I          Opinion of GDSC's Counsel                         8.03


                                LIST OF SCHEDULES


Schedule                          Content
--------                          -------

1.02-2                       Excluded Assets
1.10                         Purchase Price Allocation
4.04                         Litigation
4.06-2                       Employee Benefits
4.06-3                       Employment Manuals and Policies
4.06-4                       Compensation
4.07                         Financial Statements
4.08                         Receivables
4.09                         Prepaid Expenses and Other
4.10                         Tangible Personal Property
4.11                         Payables
4.12                         Indebtedness
4.13                         Other Liabilities
4.15                         Leases
4.16                         Contracts
4.19                         Insurance
4.25                         Consents and Approvals

                            ASSET PURCHASE AGREEMENT


DATED:    March 31, 1997


BETWEEN:  GENTLE DENTAL SERVICE CORPORATION,
            a Washington corporation
          900 Washington Street, Suite 1100
          Vancouver, WA  98660
          Telecopy No.:  (360) 750-8667                                  "GDSC"


AND:      BLUE OAK DENTAL GROUP,
            a California general partnership
          15 Sierra Gate Plaza
          Roseville, CA 95678
          Telecopy No.: (916) 783-0706                               "Blue Oak"


AND:      Mark E. Arena, D.D.S.
          Robert H. Gade, Jr., D.D.S.
          Michael D. Gade, D.D.S.
          A. Randel Wilkes, D.D.S.
          15 Sierra Gate Plaza
          Roseville, CA 95678
          Telecopy No.: (916) 783-0706                               "Partners"


     Blue Oak operates a dental practice at the address listed above (the "Dental Practice"). Blue Oak desires to sell, and GDSC desires to purchase, substantially all of the assets associated with the Dental Practice on the terms and conditions set forth in this Agreement. After the completion of the purchase, dental services will be provided to the patients of the Dental Practice by Arena Dental Corporation, d.b.a. Blue Oak Dental Group, a Dental Office of Dr. Mark Arena (the "Professional Corporation"), and each of the Partners will become an employee of the Professional Corporation.

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                           Purchase and Sale of Assets

     1.01 Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 1.08,

Blue Oak agrees to sell, convey, assign, transfer and deliver to GDSC (or with respect to certain assets as specified in Section 1.06, to the Professional Corporation), and GDSC agrees to purchase and accept from Blue Oak, all of the assets, properties and rights of Blue Oak (other than the assets specified in Section 1.02), tangible and intangible, wherever located, that are used or useful to maintain and operate the Dental Practice, which assets (the "Assets") shall include without limitation:

          1.01-1 All patient lists, charts, files and patient records, and all other operating data and records relating to the Dental Practice, including without limitation financial, accounting and credit records, correspondence, budgets, engineering and facility records and other similar documents and records;

          1.01-2 All other items of tangible personal property of Blue Oak used in connection with or associated with the Dental Practice, including furniture, fixtures, equipment, supplies, inventory and spare and replacement items therefor, including without limitation all such items listed on Schedule 4.10 and all such items acquired by Blue Oak after the date hereof and on or before the Closing Date, other than to the extent such items are disposed of by Blue Oak prior to the Closing Date without breach of this Agreement;

          1.01-3 All accounts receivable and other receivables associated with the Dental Practice, including without limitation all receivables listed on
Schedule 4.08 and all receivables acquired after February 28, 1997 and on or before the Closing Date, other than to the extent such receivables have been collected by Blue Oak prior to the Closing Date;

          1.01-4 All prepaid and deferred items relating to the Dental Practice, including prepaid rent, insurance, taxes and unbilled charges and deposits, including without limitation all such items listed on Schedule 4.09;

          1.01-5 All leases of real or personal property to which Blue Oak is a party as lessee and which relate to the Dental Practice, including without limitation all leases listed on Schedule 4.15 and all leases entered into after the date hereof and on or before the Closing Date and expressly assumed by GDSC in writing on the Closing Date as provided in Section 1.04-3(d), other than to the extent such leases have terminated, expired or been disposed of by Blue Oak prior to the Closing Date without breach of this Agreement (collectively, the "Leases");

          1.01-6 All rights, benefits and interests of Blue Oak under the contracts, agreements, commitments, understandings, purchase orders, documents and instruments listed on Schedule 4.16 hereto and under any contracts, agreements, commitments, understandings, purchase orders, documents or instruments entered into between the date hereof and the Closing Date and expressly assumed by GDSC in writing on the Closing Date as provided in Section 1.04-3(d), other than to the extent such items have terminated, expired or been disposed of by Blue Oak prior to the Closing Date without breach of this Agreement (collectively, the "Contracts");

          1.01-7 All assignable rights to all telephone lines and numbers used in the conduct of the Dental Practice; and

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          1.01-8 All right, title and interest in and to Blue Oak's trade names.

     1.02 Excluded Assets. The Assets shall not include the following:

          1.02-1 Any lease not listed on Schedule 4.15 and any contract, agreement, commitment, understanding, purchase order, document or instrument not listed on Schedule 4.16, unless pursuant to Section 1.04-3(d) GDSC expressly agrees in writing on the Closing Date to assume the obligations under such lease, contract, agreement, commitment, understanding, purchase order, document or instrument, in which case Blue Oak shall assign its rights and benefits thereunder to GDSC and the same shall be treated as a "Lease" or "Contract" for purposes of this Agreement; and

          1.02-2 The assets identified on Schedule 1.02-2.

     1.03 Assumption of Liabilities. Except for the liabilities and obligations to be assumed by GDSC pursuant to Section 1.04-3, GDSC will not assume and will not be liable for any liabilities of Blue Oak, known or unknown, contingent or absolute, accrued or other, and the Assets shall be free of all liabilities, obligations, liens and encumbrances. Without limiting the generality of the foregoing and except as otherwise provided above, GDSC will not be responsible for any of the following:

          1.03-1 Liabilities, obligations or debts of Blue Oak, whether fixed, contingent or mixed and whether based on events occurring before or after the Closing Date, including without limitation those based on tort, contract, statutory or other claims or involving fines or penalties payable to any governmental authority;

          1.03-2 Liabilities, obligations or debts of Blue Oak for any federal, state or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes and federal, state and local withholding and payroll taxes;

          1.03-3 Liabilities or obligations of Blue Oak to employees for salaries, bonuses or health and welfare benefits or with respect to any profit sharing, stock bonus, pension, retirement, stock purchase, option, bonus or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation or sick leave); and

          1.03-4 Liabilities or obligations of Blue Oak for employee severance payments or arrangements resulting from termination of Blue Oak's employees.

     1.04 Purchase Price. The total purchase price for the Assets (the "Purchase Price") shall be the following:

          1.04-1 $775,000, payable by check on the Closing Date.

          1.04-2 A number of shares of GDSC's Common Stock ("GDSC Common Stock") determined by dividing $475,000 by a number (the "Stock Price") equal to the lower of (a) the initial public offering price per share of GDSC Common Stock in GDSC's initial public offering (the "IPO") pursuant to the Registration Statement on Form SB-2 (Registration No. 333-13529) (the "Registration Statement") under the Securities Act of 1933 (the "1933 Act"), or (b) the average of the closing prices of GDSC Common Stock reported by NASDAQ for the ten trading days ending five trading days prior to the Closing Date.

          1.04-3 The assumption by GDSC on the Closing Date, pursuant to the terms of an Assumption Agreement in substantially the form attached hereto as Exhibit A, of the following liabilities of Blue Oak (the "Assumed Liabilities"):

               1.04-3(a) the accounts payable, accrued liabilities and indebtedness associated with the Dental Practice to the extent and in the amounts identified on Schedules 4.11 and 4.12 (to the extent such liabilities are not paid or discharged prior to the Closing Date); provided, however, that GDSC's obligation to assume indebtedness owing to A. Hollis Field, Inc. as identified on Schedule 4.12 shall be subject to the agreement by it to accept a promissory note in the form attached hereto as Exhibit A-1 to evidence such indebtedness at and after the Closing Date;

               1.04-3(b) all liabilities of Blue Oak of a type identified on
Schedule 4.11 and incurred in the ordinary course of business after February 28, 1997 and on or before the Closing Date (to the extent such liabilities are not paid or discharged prior to the Closing Date), but specifically excluding any liabilities for brokers' and attorneys' fees and other expenses of this transaction and accrued liabilities for taxes based on the income or revenues of the Dental Practice;

               1.04-3(c) all obligations of Blue Oak under any of the Leases or Contracts listed on Schedule 4.15 or Schedule 4.16 hereto; and

               1.04-3(d) all obligations of Blue Oak under any lease, contract, agreement, commitment, understanding, purchase order, document or instrument entered into by Blue Oak between the date of this Agreement and the Closing Date that GDSC, in its sole discretion, elects on the Closing Date to assume.

          1.04-4 A number of additional shares of GDSC Common Stock (the "Earnout Shares") to be issued only if the EBITDA (as defined below) for the 12-month period ending March 31, 1998 exceeds $370,000. The amount by which the EBITDA for the 12-month period ending March 31, 1998 exceeds $370,000 is referred to as the "Excess EBITDA." If Earnout Shares are issuable, the number of Earnout Shares shall be determined by dividing the Earnout Amount (as defined below) by the Stock Price. If the Excess EBITDA is $101,000 or less, the "Earnout Amount" shall equal 5.9406 times the Excess EBITDA. If the Excess EBITDA is more than $101,000 and less than $150,000, the "Earnout Amount" shall equal $600,000 plus 2.0408 times the amount by which the Excess EBITDA exceeds $101,000. If the Excess EBITDA is $150,000 or more, the "Earnout Amount" shall equal $700,000. The "EBITDA" shall mean the combined net income of (a) the Professional Corporation and (b) GDSC from the provision of services to the Professional Corporation, before any reduction for interest, income taxes, depreciation or amortization, and excluding any allocation of GDSC corporate or regional overhead expense, as reflected on a combined income statement for the practice location prepared in conformity with generally accepted accounting principles applied in a manner consistent with the application of such principles to the preparation of GDSC's audited financial statements; provided, however, that compensation of all dentists shall be accrued in accordance with the terms of Employment Agreements in the form attached hereto as Exhibit F. The calculation of the Earnout Amount and the issuance of the Earnout Shares, if any, shall be completed by May 31, 1998.

          1.04-5 A total of $301,774 payable by delivering two promissory notes in the forms attached hereto as Exhibits A-2 and A-3.

     1.05 Escrow Shares.

          1.05-1 At the "Closing" (as that term is defined in Section 1.08), GDSC shall withhold from the shares of GDSC Common Stock to be delivered under this Agreement the number of shares of GDSC Common Stock (the "Escrow Shares") having a value of $100,000 at the Stock Price. The Escrow Shares shall be evidenced by a certificate or certificates issued in the name of Blue Oak. GDSC shall hold the certificate for the Escrow Shares for the benefit of Blue Oak, which shall for all purposes be considered the legal owner of the Escrow Shares held for its account and which shall have all rights of a shareholder of GDSC, including the right to vote, either directly or through an authorized agent, and receive current distributions of cash dividends, with respect to Escrow Shares held for its account, other than the right to transfer Escrow Shares. The Escrow Shares will appear as issued and outstanding on the balance sheet of GDSC. GDSC shall hold and dispose of the Escrow Shares only as provided in this Agreement.

          1.05-2 At the election of GDSC, any liability of Blue Oak under
Section 10.02 may be satisfied from the Escrow Shares. Once Blue Oak's liability is established either by agreement, litigation or otherwise as provided in
Section 10.04, GDSC shall have the right to transfer to its own name or cancel whole Escrow Shares having an aggregate value as nearly equal as possible but in no event greater than the amount of Blue Oak's liability. The value of Escrow Shares for this purpose shall be the Stock Price. On the first anniversary of the Closing Date, if there are no claims outstanding by GDSC against Blue Oak under Section 10.02, GDSC shall release all Escrow Shares that have not been transferred to GDSC or cancelled, and shall deliver the certificates for those shares to Blue Oak. If a claim is outstanding on the first anniversary of the Closing Date, GDSC shall promptly release all remaining Escrow Shares once all outstanding claims have been resolved and paid.

     1.06 Instruments of Conveyance and Transfer. The sale of the Assets, and the conveyance, assignment, transfer and delivery of all of the Assets other than the patient charts and rights to the trade name "Blue Oak Dental Group," shall be effected by Blue Oak's execution and delivery to GDSC, on the Closing Date, of a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit B. The conveyance, assignment, transfer and delivery of Blue Oak's patient charts and the rights to the trade name "Blue Oak Dental Group" shall be effected by Blue Oak's execution and delivery to the Professional Corporation, on the Closing Date, of an assignment in substantially the form of the Assignment attached hereto as Exhibit C.

     1.07 Further Assurances. Blue Oak agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of GDSC and without further consideration, take all steps reasonably necessary to place GDSC (or the Professional Corporation, as the case may be) in possession and operating control of the Assets and Blue Oak will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to GDSC (or the Professional Corporation, as the case may be), or to aid and assist in the collection of or reducing to possession by GDSC (or the Professional Corporation, as the case may be) of, all of the Assets, or to vest in GDSC (or the Professional Corporation, as the case may be) good, valid and marketable title to the Assets.

     1.08 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, at 10:00 a.m., Pacific time, on March 31, 1997 or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

     1.09 Sales Tax. GDSC shall pay Blue Oak, and Blue Oak shall collect from GDSC on the Closing Date, any sales tax owing in respect of the purchase of the Assets. Blue Oak shall promptly file all necessary sales tax returns and pay all sales taxes due following the Closing Date. As soon as practicable following the Closing Date, Blue Oak shall deliver to GDSC receipts from the appropriate taxing authorities showing that all sales taxes owing have been paid.

     1.10 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with Schedule 1.10, and GDSC and Blue Oak shall be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service).


                                   ARTICLE II

                     Representations and Warranties of GDSC

              GDSC represents and warrants to Blue Oak as follows:

     2.01 Authorization. GDSC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GDSC and is binding upon and enforceable against GDSC in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.02 Capitalization. The authorized capital stock of GDSC consists of 50,000,000 shares of Common Stock, of which 3,041,881 shares are issued and outstanding; and 30,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. All issued and outstanding shares of GDSC capital stock are validly issued, fully paid and nonassessable, and have been issued without violation of any preemptive rights. There is no subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance by GDSC of GDSC capital stock other than outstanding options under the GDSC 1993 Stock Incentive Plan, warrants described in the Registration Statement and outstanding offers and/or agreements to acquire other dental practices in exchange for Common Stock. The GDSC Common Stock to be issued under this Agreement will, when issued, be duly and validly authorized and issued, fully paid and nonassessable.

     2.03 Compliance. The execution, delivery and performance of this Agreement by GDSC, the compliance by GDSC with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          2.03-1 the articles of incorporation or bylaws of GDSC;

          2.03-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GDSC is a party or by which GDSC is bound; or

          2.03-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to GDSC.

     2.04 Consents. No consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by GDSC for the consummation of the transactions described in this Agreement.

     2.05 Accuracy of Representations & Warranties. None of the representations or warranties of GDSC contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. GDSC does not know of any fact that has resulted or that, in the reasonable judgement of GDSC will result, in any material change in GDSC's business, results of operation, financial condition or prospects that has not been set forth in this Agreement or the Registration Statement.

     2.06 Rule 144. With a view to making available to the Partners the benefits of Rule 144 promulgated under the 1933 Act, GDSC agrees, during the one-year period starting on the first anniversary of the Closing Date or such longer period as the public resale of shares of GDSC Common Stock issued under this Agreement ("Shares") by a nonaffiliate of GDSC is subject to Rule 144, to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of GDSC under the Securities Exchange Act of 1934. GDSC agrees to remove the legend described in the last sentence of Sections 3.02 and
4.27 from the certificates representing the Shares, upon request of the holder, at any time after the second anniversary of the Closing Date or such other time as the Shares may be freely sold by the holder without restriction under Rule 144.

                                   ARTICLE III

              Individual Representations and Warranties of Partners

            Each Partner represents and warrants to GDSC as follows:

     3.01 Authority. Partner has full power and authority to enter into this Agreement and carry out its terms. This Agreement has been duly and validly executed and delivered by Partner and is binding upon and enforceable against Partner in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.02 Investment Representations. Partner is acquiring beneficial ownership of Shares, and may receive a distribution of Shares from Blue Oak, for investment for Partner's own account, and not with a view to, or for resale in connection with, any distribution of the Shares. Partner is not a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any such person or any third party with respect to the Shares. Partner acknowledges and understands that the Shares are being offered and sold without registration under the 1933 Act or any state securities law based on exemptions provided under such laws, and that Partner's representations contained in this Agreement are being relied upon by GDSC in connection with those exemptions. Partner further acknowledges and agrees that the Shares are "restricted securities" under federal securities laws and as such may not be sold or disposed of unless they are registered under the 1933 Act and all applicable state securities laws or unless, in the opinion of counsel acceptable to GDSC, exemptions from the registration requirements of the 1933 Act and all applicable state securities laws are available. In this regard, Partner acknowledges that GDSC is under no obligation to register Partner's Shares, that the Shares will not be eligible for resale in the public market pursuant to Rule 144 under the 1933 Act until one year after the Closing Date, and that Partner will bear the economic risk of ownership of the Shares at least until that time. Partner consents to having appropriate legends placed on the certificates representing the Shares relating to this restriction on transfer.

     3.03 Access to Information. Partner has received and carefully reviewed the final Prospectus dated February 13, 1997 filed with the Securities and Exchange Commission as part of the Registration Statement. Partner believes he has received all of the information he considers necessary or appropriate for deciding whether to acquire shares of GDSC Common Stock. Partner further represents that he has had an opportunity to ask questions and receive answers from GDSC regarding GDSC, its business and financial condition, and the terms and conditions of the Agreement.

     3.04 Sophistication. Partner has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares and has the capacity to protect his own interests in connection with the transaction. Partner acknowledges that he has received legal advice regarding the Agreement and the securities law restrictions on the Shares from Weintraub Genshlea & Sproul, Blue Oak's attorneys, and has received tax and other accounting advice regarding this transaction from Burnett, Umphress and Kilgour, Blue Oak's accountants.


                                   ARTICLE IV

           Representations and Warranties of Blue Oak and the Partners

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial position, assets or prospects of the Dental Practice, which shall in any event include any adverse effect on the assets, revenue or net income of Blue Oak in excess of $15,000; and "Material Adverse Change" means any change that has resulted, will result or is likely to result in a Material Adverse Effect. Blue Oak and the Partners represent and warrant to GDSC as follows:

     4.01 Organization; Authority. Blue Oak is a partnership duly organized and validly existing under the laws of California and has the power to own and lease its properties and carry on its business as now being conducted. The Partners are the sole partners of Blue Oak and no person other than Jeffrey S. McClure has any right to become a partner of Blue Oak or to acquire any partnership interest in Blue Oak. Blue Oak has full power and authority to enter into this Agreement and to carry out its terms. This Agreement has been duly and validly executed and delivered by Blue Oak and is binding upon and enforceable against Blue Oak in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.02 No Adverse Consequences. Neither the execution and delivery of this Agreement by Blue Oak or any Partner nor the consummation of the transactions contemplated by this Agreement will

          4.02-1 result in the creation or imposition of any lien, charge or encumbrance on any of Blue Oak's assets or properties,

          4.02-2 violate or conflict with any provision of Blue Oak's partnership agreement,

          4.02-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to Blue Oak, or

          4.02-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to Blue Oak under or constitute a default under any agreement, instrument, license or permit to which Blue Oak is a party or by which Blue Oak is bound.

     4.03 Brokers and Finders. Blue Oak has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement.

     4.04 Litigation. Except as set forth on Schedule 4.04, there is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against Blue Oak and, to the best knowledge of Blue Oak and the Partners, there is no basis for any such claim, litigation, proceeding or investigation.

     4.05 Compliance with Laws. Blue Oak has at all relevant times conducted its business in compliance with all applicable laws and regulations. Blue Oak is not in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. Blue Oak is not subject to any outstanding order, writ, injunction or decree, and Blue Oak has not been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     4.06 Employment Matters.

          4.06-1 Labor Matters

               (a) Blue Oak is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. Blue Oak is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against Blue Oak pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of Blue Oak or any Partner, threatened against Blue Oak, (3) representation petition respecting Blue Oak's employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to Blue Oak.

               (c) Blue Oak has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

          4.06-2 Employee Benefits. Schedule 4.06-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by Blue Oak, and complete and accurate copies of all those plans or arrangements have been provided to GDSC. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established and maintained by Blue Oak that are subject to ERISA are listed separately as ERISA Plans on Schedule 4.06-2 (the "ERISA Plans"). The ERISA Plans comply with the applicable requirements of ERISA. Blue Oak has received from

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
the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or
Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Plans. The present value of all accrued benefits under each of the ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. Blue Oak has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. Blue Oak has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 4.06-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          4.06-3 Employment Agreements. Each of Blue Oak's employees is an "at-will" employee and, except as listed on Schedule 4.06-3, there are no written employment, commission or compensation agreements of any kind between Blue Oak and any of Blue Oak's employees. Schedule 4.06-3 lists all of Blue Oak's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies and written information have been provided to GDSC. Blue Oak does not have any agreements or understandings with Blue Oak's employees except as reflected in the items listed in Schedules 4.06-2 and 4.06-3.

          4.06-4 Compensation. Schedule 4.06-4 contains a complete and accurate list of all employees or consultants of Blue Oak as of February 28, 1997, specifying their names and job designations, hire dates, average hours worked per week, the total amount paid or payable as compensation to each such person, and the basis of such compensation, whether fixed or commission or a combination thereof, and accrued benefits for such persons as of February 28, 1997.

     4.07 Financial Statements.

          4.07-1 Schedule 4.07 contains unaudited balance sheets of Blue Oak as of December 31, 1996 and 1995, and the related statements of income for the years then ended and the unaudited balance sheet of Blue Oak as of February 28, 1997 (the "Current Balance Sheet") and the related statement of income for the two months then ended (all such balance sheets and statements collectively, the "Financial Statements").

          4.07-2 The Financial Statements present fairly

               (a) the financial position of Blue Oak as of the dates indicated and

               (b) the results of operations for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis.

     4.08 Receivables. Schedule 4.08 lists all receivables of Blue Oak (including accounts receivable, loans receivable and advances) as of February 28, 1997. Each of the receivables listed on Schedule 4.08, and each of the receivables that has arisen since February 28, 1997, has arisen only from bona fide transactions in the ordinary course of Blue Oak's business and is not subject to any offset or counterclaim.

     4.09 Prepaid Expenses and Other. Schedule 4.09 lists all prepaid expenses and deferred charges of Blue Oak reflected on the Current Balance Sheet as well as the items included in the Other Assets line, if any, on the Current Balance Sheet.

     4.10 Personal Property. Section 1.01-1 and Schedule 4.10 together contain a complete and accurate list of all the tangible personal property owned or leased by Blue Oak, other than excluded assets listed in Schedule 1.02-2 ("Tangible Personal Property"). With respect to each item of owned Tangible Personal Property, Schedule 4.10 lists the original cost, age, book value as of the date of the Current Balance Sheet, method of depreciation and estimated fair market value. With respect to each item of leased Tangible Personal Property, Schedule
4.10 lists the annual rent, expiration date, renewal options, lessor and age.

     4.11 Payables. Schedule 4.11 lists all accounts payable and other accrued liabilities of Blue Oak as of February 28, 1997, other than payables for brokers' and attorneys' fees and other expenses of this transaction.

     4.12 Indebtedness. Schedule 4.12 lists all indebtedness of Blue Oak as of February 28, 1997 and for each item shows the name of lender, interest rate, term, payments, seniority and security.

     4.13 Other Liabilities. Except as listed on Schedule 4.13, Blue Oak does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) which is not accrued, reserved against or disclosed in the Current Balance Sheet, other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate are not material to Blue Oak.

     4.14 Absence of Certain Changes or Events. Since the date of the Current Balance Sheet, there has not been:

          4.14-1 Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          4.14-2 Any damage, destruction or casualty loss, whether insured against or not, to any of Blue Oak's assets or properties;

          4.14-3 Any increase in the rate or terms of compensation payable or to become payable by Blue Oak to its key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          4.14-4 Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by Blue Oak, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

          4.14-5 Any conduct of business which is outside the ordinary course of business or not substantially in the manner that Blue Oak previously conducted the Dental Practice;

          4.14-6 Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, except in the ordinary course of business;

          4.14-7 Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of Blue Oak;

          4.14-8 Any encumbrance or consent to encumbrance of any property or assets of Blue Oak except in the ordinary course of business; or

          4.14-9 Any change in the assets, liabilities, licenses, permits or franchises of Blue Oak, or in any agreement to which Blue Oak is a party or is bound, which has had or reasonably could be expected to have a Material Adverse Effect.

     4.15 Leases. Schedule 4.15 contains a complete and accurate list of all Leases of real property under which Blue Oak is a lessee, a description of the real property covered thereby ("Real Property"), the term of each Lease and the monthly payments under the Lease (including triple net charges and other assessments). Blue Oak does not own any real property. Complete and accurate copies of all Leases have been delivered to GDSC.

     4.16 Certain Contracts and Arrangements. Schedule 4.16, which is organized by type of agreement, contains a complete and accurate list of all Contracts of the following types to which Blue Oak is a party or by which Blue Oak is bound:

          4.16-1 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by Blue Oak or Blue Oak's guaranty of any obligation for the borrowing of money;

          4.16-2 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other disposition of Blue Oak's equipment, materials or capital assets;

          4.16-3 contracts or agreements for the performance of services;

          4.16-4 contracts or agreements for the joint performance of work or services and all other joint venture agreements;

          4.16-5 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of Blue Oak's services; and

          4.16-6 any other contract, instrument, agreement or obligation not described on any other Schedule to which Blue Oak is a party or by which Blue Oak is bound and which contains material unfulfilled obligations of Blue Oak.

Complete and accurate copies of all Contracts have been delivered to GDSC.

     4.17 Status of Contracts and Leases.

          4.17-1 Each of the Contracts and Leases listed on Schedules 4.15 and
4.16 is valid, binding and enforceable by Blue Oak in accordance with its terms and is in full force and effect. There is no existing default or violation by Blue Oak under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of Blue Oak under any Contract or Lease. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any Real Property of which Blue Oak is lessee or sublessee.

          4.17-2 All other parties to the Contracts and Leases have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of Blue Oak's rights or obligations under any Contract or Lease.

          4.17-3 Neither Blue Oak nor any Partner is aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, and, to the knowledge of Blue Oak and the Partners, there are no facts that exist indicating that any of the Contracts or Leases may be totally or partially terminated or suspended by the other parties.

          4.17-4 Blue Oak is not a party to, nor is it bound by, any contract or agreement that Blue Oak or any Partner can reasonably foresee will result in any material loss to Blue Oak upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential), unless such contract or agreement is terminable by Blue Oak on 60 or fewer days notice at any time without penalty.

     4.18 Title and Condition of Tangible Assets.

          4.18-1 Blue Oak owns all of the Tangible Personal Property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except

               (a) liens disclosed on the Current Balance Sheet,

               (b) security interests or liens securing payment of Assumed Liabilities or

               (c) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Current Balance Sheet).

          4.18-2 Blue Oak has good and absolute title to the Tangible Personal Property except the leased property.

          4.18-3 All Tangible Personal Property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of Blue Oak's business.

          4.18-4 There are no developments affecting any of the Real Property or Tangible Personal Property pending or, to the knowledge of Blue Oak and the Partners, threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

          4.18-5 At the Closing, GDSC will acquire good title to all the Assets, free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except for security interests or liens securing payment of Assumed Liabilities.

     4.19 Insurance. Schedule 4.19 contains a complete and accurate list of all policies of malpractice, liability, fire, worker's compensation and other forms of insurance insuring Blue Oak, its partners or employees, and its assets or operations (the "Policies"), setting forth the applicable deductible amounts. All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and of agreements to which Blue Oak is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There have been no claims made for insurance payment under any of the Policies. True and complete copies of the Policies and all endorsements thereto have been delivered to GDSC. Blue Oak has not been refused any insurance coverage and no insurance coverage has been cancelled during the five years preceding the date of this Agreement.

     4.20 Taxes.

          4.20-1 Returns. Blue Oak has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes (as defined below) which relate to the business, results of operations or financial condition of Blue Oak (collectively, the "Returns") and has timely paid all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by Blue Oak with respect to the periods covered by the Returns. Blue Oak has provided GDSC with complete and accurate copies of Blue Oak's Returns for 1994 and 1995.

          4.20-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. All Taxes which Blue Oak has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          4.20-3 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

     4.21 No Restrictions. No contract or agreement to which Blue Oak is a party or is bound or to which any of its properties or assets is subject limits the freedom of Blue Oak to compete in any line of business or with any person.

     4.22 Permits and Licenses. Blue Oak and the Partners hold and at all times have held, all licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of the Dental Practice pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. Blue Oak is in compliance with all the terms of each Permit, and there are no claims of violation by Blue Oak of any Permit.

     4.23 Certain Payments. Neither Blue Oak nor any other person or entity has, directly or indirectly, on behalf of or with respect to the Dental Practice or its operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     4.24 Environmental Conditions.

          4.24-1 Compliance. Blue Oak has operated the Dental Practice and maintained the Assets, including without limitation the Real Property, in compliance with all Environmental Laws. All wastes generated in connection with Blue Oak's business are and have been transported and disposed of off site in compliance with all Environmental Laws. Except as otherwise required for the normal operation of a dental practice, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Property or in connection with the Dental Practice.

          4.24-2 Definitions. As used in this Agreement,

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

     4.25 Consents and Approvals. Except as set forth on Schedule 4.25, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by Blue Oak or the Partners. Blue Oak has obtained, or shall have obtained prior to the Closing, all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by Blue Oak or the Partners. Blue Oak has made all registrations or filings with any governmental authority required on its part for the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby.

     4.26 Records. The books of account of Blue Oak are complete and accurate in all material respects, and there have been no transactions involving the business of Blue Oak which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books have been made available to GDSC.

     4.27 Investment Representations. Blue Oak is acquiring beneficial ownership of the Shares for investment for Blue Oak's own account, and not with a view to, or for resale in connection with, any distribution of the Shares, other than a partnership distribution of Shares pro rata to the Partners. Blue Oak is not a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any such person or any third party with respect to the Shares. Blue Oak acknowledges and understands that the Shares are being offered and sold without registration under the 1933 Act or any state securities law based on exemptions provided under such laws, and that Blue Oak's representations contained in this Agreement are being relied upon by GDSC in connection with those exemptions. Blue Oak further acknowledges and agrees that the Shares are "restricted securities" under federal securities laws and as such may not be sold or disposed of unless they are registered under the 1933 Act and all applicable state securities laws or unless, in the opinion of counsel acceptable to GDSC, exemptions from the registration requirements of the 1933 Act and all applicable state securities laws are available. Blue Oak consents to having appropriate legends placed on the certificates representing the Shares relating to this restriction on transfer.

     4.28 Reliance. Blue Oak and the Partners recognize and agree that, notwithstanding any investigation by GDSC, GDSC is relying upon the representations and warranties made by Blue Oak and the Partners in this Agreement.

     4.29 Accuracy of Representations and Warranties. None of the representations or warranties of Blue Oak and the Partners contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. Blue Oak and the Partners do not know of any fact that has resulted or that, in the reasonable judgment of Blue Oak and the Partners will result, in any material change in Blue Oak's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.


                                    ARTICLE V

                     Covenants of Blue Oak and the Partners

     5.01 Access to Properties, Books and Records. Prior to the Closing Date, Blue Oak shall, at GDSC's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GDSC reasonable access during normal business hours to all employees, properties, books and records of Blue Oak and shall permit such persons, at GDSC's expense, to make copies of such books and records. Blue Oak shall deliver to GDSC monthly financial statements of Blue Oak promptly after they become available. GDSC shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this
Section 5.01 as confidential in accordance with Section 11.01 hereof. No investigation by GDSC or any of its authorized representatives pursuant to this
Section 5.01 shall affect any representation, warranty or closing condition of any party hereto or GDSC's rights to indemnification pursuant to Section 10.02 hereof.

     5.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Effective Time, Blue Oak shall not:

          5.02-1 Incur additional debt for borrowed money (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of business and consistent with past practices, forgive or release any debt or claim, give any waiver of any right of material value or voluntarily suffer any extraordinary loss;

          5.02-2 Make any payment to discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) other than
(a) current liabilities (including the current portion of any long-term liabilities) included in the Financial Statements and (b) current liabilities incurred or maturing since the date of the Current Balance Sheet in the ordinary course of business;

          5.02-3 Declare, pay or make any distribution of money or property to the Partners other than ordinary Partner draws consistent with past practices;

          5.02-4 Issue, sell, or give any option or right to purchase any of its partnership interests or other securities, or purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its partnership interests:

          5.02-5 Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          5.02-6 Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others, or agree so to lease or license, any of its assets;

          5.02-7 Acquire any assets which would be material to the Dental Practice other than assets acquired in the ordinary and usual course of business and consistent with past practices;

          5.02-8 Purchase or otherwise acquire, or agree to purchase or otherwise acquire, any debt or equity securities of any corporation, partnership, joint venture, firm or other entity other than equity securities issued by a money market fund registered as an investment company under the Investment Company Act of 1940;

          5.02-9 Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $1,000 annually;

          5.02-10 Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          5.02-11 Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          5.02-12 Change the accounting methods, policies or practices of Blue Oak; or

          5.02-13 Agree or commit to do any of the foregoing.

     5.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Closing Date, Blue Oak shall:

          5.03-1 Operate the Dental Practice, including collecting receivables and paying payables, as presently operated and only in the ordinary course and consistent with past practices;

          5.03-2 Advise GDSC in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          5.03-3 When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to the Dental Practice to which Blue Oak is a party or by which Blue Oak is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

          5.03-4 Use its best efforts to maintain all of the Tangible Personal Property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain its intangible assets;

          5.03-5 Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          5.03-6 Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items;

          5.03-7 Use its best efforts to retain all employees;

          5.03-8 Maintain its books and records in accordance with past practices;

          5.03-9 Pay and discharge all taxes, assessments, governmental charges and levies imposed upon it, its income or profits or upon any property belonging to it, in all cases prior to the date on which penalties attach thereto; and

          5.03-10 Comply with all laws, rules and regulations applicable to it and the Dental Practice.

     5.04 No Negotiations With Others. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, Blue Oak and the Partners shall refrain, and shall cause Blue Oak's employees and any investment banker, attorney, accountant or other agent retained by it to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, Blue Oak. Blue Oak and the Partners will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     5.05 Profit Sharing Plan. Prior to Closing, Blue Oak shall authorize the termination of the Blue Oak Dental Group Profit Sharing Plan and Trust (the "Profit Sharing Plan") effective as of the Closing. The assets of the Profit Sharing Plan shall be distributed to the plan beneficiaries promptly after the Closing. Any and all expenses of the administration and termination of the Profit Sharing Plan shall be paid by the Profit Sharing Plan or by the Partners, and GDSC shall not incur any liability, or be required to take any action, of any kind whatsoever in connection with the administration or termination of the Profit Sharing Plan.


                                   ARTICLE VI

                                 Joint Covenants

     GDSC, Blue Oak and the Partners covenant and agree that they will act in accordance with the following:

     6.01 Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

     6.02 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in Article 7 or 8 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this
Section 6.02 shall limit the rights of the parties under Articles 7, 8 and 9.


                                   ARTICLE VII

                        Conditions to Obligations of GDSC

     The obligations of GDSC under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     7.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement and the operation of the Dental Practice by the Professional Corporation shall have been obtained and be satisfactory in form and content to GDSC.

     7.02 Consents. Blue Oak shall have obtained the third-party consents required under the terms of the Contracts and Leases, and such consents shall not have required any change to the terms and conditions of the Contracts and Leases other than changes consented to in writing by GDSC.

     7.03 Representations, Warranties and Covenants.

          7.03-1 All representations and warranties of Blue Oak and the Partners made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          7.03-2 All of the terms, covenants and conditions to be complied with and performed by Blue Oak and the Partners at or prior to the Closing shall in all material respects have been complied with or performed thereby.

          7.03-3 GDSC shall have received a certificate of Blue Oak, dated as of the Closing Date, to the effect that the representations and warranties of Blue Oak and the Partners contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that Blue Oak has in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by him at or prior to the Closing.

     7.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, Blue Oak or any Partner to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     7.05 No Adverse Change. There shall not have been any Material Adverse Change.

     7.06 Support Services Agreement. The Professional Corporation shall have executed and delivered a Support Services Agreement with GDSC in the form attached hereto as Exhibit D.

     7.07 Option Agreement. Dr. Mark Arena, as sole shareholder of the Professional Corporation, shall have executed and delivered an Option Agreement relating to the stock of the Professional Corporation in the form attached as Exhibit E.

     7.08 Employment Agreements. Each Partner and each other dentist employed by Blue Oak shall have executed and delivered an Employment Agreement with the Professional Corporation in the form attached hereto as Exhibit F and an Addendum to such Employment Agreement in the form attached hereto as Exhibit G.

     7.09 Opinion of Counsel. GDSC shall have received an opinion of Weintraub Genshlea & Sproul, counsel to Blue Oak, dated the Closing Date, in substantially the form attached hereto as Exhibit H.

     7.10 Actions Satisfactory to GDSC's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GDSC.

                                  ARTICLE VIII

                      Conditions to Obligations of Blue Oak

     The obligations of Blue Oak under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     8.01 Representations, Warranties and Covenants.

          8.01-1 All representations and warranties of GDSC made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          8.01-2 All of the terms, covenants and conditions to be complied with and performed by GDSC on or prior to the Closing shall in all material respects have been complied with or performed by GDSC.

          8.01-3 Blue Oak shall have received a Certificate of GDSC, dated as of the Closing Date, executed by the President or other authorized officer of GDSC, to the effect that the representations and warranties of GDSC contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that GDSC has in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by it at or prior to the Closing.

     8.02 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, Blue Oak or any Partner to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

     8.03 Opinion of Counsel. Blue Oak shall have received an opinion of Stoel Rives LLP, counsel to GDSC, dated the Closing Date, in substantially the form attached as Exhibit I.

     8.04 Actions Satisfactory to Blue Oak's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for Blue Oak.


                                   ARTICLE IX

                                   Termination

     9.01 Right of Parties to Terminate. This Agreement may be terminated:

          9.01-1 by GDSC, if any of the authorizations, consents, approvals, filings or registrations described in Section 7.01 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GDSC and all reasonable final appeals shall have been exhausted;

          9.01-2 by GDSC, if Blue Oak or the Partners shall have breached any of their obligations hereunder in any material respect;

          9.01-3 by Blue Oak, if GDSC shall have breached any of its obligations hereunder in any material respect; or

          9.01-4 by either Blue Oak or GDSC, by written notice to the other party, if the Closing shall not have occurred on or prior to June 30, 1997; provided, however, that the right to terminate this Agreement under this Section 9.01-4 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     9.02 Effect of Termination. If either GDSC or Blue Oak decides to terminate this Agreement pursuant to Section 9.01, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to Section 9.01, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than those described in Article 11 hereof) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.


                                    ARTICLE X

                            Survival; Indemnification

     10.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any schedule, certificate or assignment delivered in accordance with this Agreement (collectively, the "Related Documents") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement.

     10.02 Indemnification by Blue Oak.

          10.02-1 Notwithstanding any investigation by GDSC, from and after the Closing, Blue Oak shall indemnify, hold harmless and, to the extent provided in
Section 10.04-1, defend GDSC, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "GDSC's Indemnified Persons") from and against, and reimburse each of GDSC's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GDSC's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of Blue Oak or any Partner made in this Agreement or any Related Document;

               (b) any failure by Blue Oak or any Partner to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document; or

               (c) any liability or obligation of Blue Oak arising out of or in connection with the ownership, use, condition, maintenance or operation of the Dental Practice or the Assets by Blue Oak on or prior to the Closing, in either case not expressly assumed by GDSC in accordance with the terms of this Agreement, and specifically including any liability to pay cash to a terminated employee on account of accrued vacation time.

          10.02-2 This indemnification extends to any Damages suffered by any of GDSC's Indemnified Persons, whether or not a claim is made against any of GDSC's Indemnified Persons by any third party.

          10.02-3 Notwithstanding the foregoing, Blue Oak shall not be liable for indemnity under this Section 10.02 unless a claim for such indemnity is made within two years after the Closing Date.

     10.03 Indemnification by GDSC.

          10.03-1 Notwithstanding any investigation by the Blue Oak, from and after the Closing, GDSC shall indemnify, hold harmless and, to the extent provided in Section 10.04-1, defend Blue Oak, the Professional Corporation, and their respective partners, affiliates, officers, employees, agents, successors and assigns (collectively, "Blue Oak's Indemnified Persons") from and against, and reimburse each of Blue Oak's Indemnified Persons with respect to, any and all Damages incurred by any of Blue Oak's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of GDSC made in this Agreement or any Related Document;

               (b) any failure by GDSC to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document; or

               (c) any liability or obligation of Blue Oak to any third party expressly assumed by GDSC in accordance with the terms of this Agreement.

          10.03-2 This indemnification extends to any Damages suffered by any of Blue Oak's Indemnified Persons whether or not a claim is made against any of Blue Oak's Indemnified Persons by any third party.

          10.03-3 Notwithstanding the foregoing, GDSC shall not be liable for indemnity under this Section 10.03 unless a claim for such indemnity is made within two years after the Closing Date.

     10.04 Indemnification Procedure.

          10.04-1 Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article 10 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this
Article 10 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 10 and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under Section 10.04-1(a), to undertake, conduct and control, through counsel of its or their choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (c) If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

               (d) If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

               (e) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

          10.04-2 Non-Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article 10 written notice of all claims for indemnification under this Article 10, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

               (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     10.05 Rights Not Exclusive. An indemnified party's rights to indemnification under this Article 10 are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity.


                                   ARTICLE XI

                         Confidentiality; Press Releases

     11.01 Confidentiality.

          11.01-1 No information concerning Blue Oak not previously disclosed to the public or in the public domain that has been furnished to or obtained by GDSC under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of GDSC or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, GDSC shall hold such information in confidence for a period of four years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to Blue Oak.

          11.01-2 No information concerning GDSC not previously disclosed to the public or in the public domain that has been furnished to or obtained by Blue Oak under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of Blue Oak or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, Blue Oak shall hold such information in confidence for a period of four years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to GDSC.

          11.01-3 Notwithstanding the foregoing, such obligations of GDSC and of Blue Oak shall not apply to information

               (a) that is, or becomes, publicly available from a source other than GDSC or Blue Oak, as the case may be;

               (b) that was known and can be shown to have been known by GDSC at the time of its receipt from Blue Oak, or by Blue Oak at the time of its receipt from GDSC, as the case may be;

               (c) that is received by GDSC from a third party without breach of this Agreement by GDSC, or is received by Blue Oak from a third party without breach of this Agreement by Blue Oak, as the case may be;

               (d) that is required by law to be disclosed; or

               (e) that is disclosed in accordance with the written consent of GDSC or of Blue Oak, as the case may be.

     11.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by Blue Oak without the prior written consent of GDSC; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).

                                   ARTICLE XII

                                Other Provisions

     12.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     12.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     12.03 Fees and Expenses. GDSC shall be solely responsible for all costs and expenses incurred by it, and Blue Oak shall be solely responsible for all costs and expenses incurred by Blue Oak, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     12.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     12.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     12.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof).

     12.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

            In the case of GDSC:

                      Stoel Rives LLP
                      900 SW Fifth Avenue, Suite 2300
                      Portland, OR  97204
                      Telecopy No.:  (503) 220-2480

                      Attention:  Edward L. Epstein

            In the case of Blue Oak:

                      Weintraub Genshlea & Sproul
                      400 Capitol Mall, 11th Floor
                      Sacramento, CA   95814
                      Telecopy No.:  (916) 446-1611

                      Attention:  Dee Hartzog

     12.08 Breach; Equitable Relief. The parties acknowledge that the Dental Practice and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     12.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


         GDSC:                         GENTLE DENTAL SERVICE CORPORATION


                                       By: DANY Y. TSE
                                           -------------------------------------
                                       Title: President
                                              ----------------------------------


         Blue Oak:                     BLUE OAK DENTAL GROUP


                                       By: MARK E. ARENA
                                           -------------------------------------
                                       Title: General Partner
                                              ----------------------------------


         The Partners:

                                       MARK E. ARENA
                                       -----------------------------------------
                                       Mark E. Arena


                                       ROBERT H. GADE, JR.
                                       -----------------------------------------
                                       Robert H. Gade, Jr.



                                       MICHAEL D. GADE
                                       -----------------------------------------
                                       Michael D. Gade


                                       A. RANDEL WILKES
                                       -----------------------------------------
                                       A. Randel Wilkes